EXHIBIT 99.2

KCSA
PUBLIC RELATIONS
WORLDWIDE                                                                   NEWS
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Public & Investor Relations, Corporate & Marketing Communications




FOR:        SIX FLAGS, INC.

CONTACT:    Jim Dannhauser, Chief Financial Officer
            122 East 42nd Street
            New York, NY  10168
            (212) 599-4693

KCSA:       Joseph A. Mansi
CONTACT:    (212) 682-6300 ext.  205
            www.kcsa.com
            ------------

                                                           FOR IMMEDIATE RELEASE


                    SIX FLAGS ANNOUNCES MANAGEMENT TRANSITION

                                    - - - - -

           NEW YORK, November 26, 2003 -- Six Flags, Inc. (the "Company") (NYSE:
PKS) announced today, that for health reasons, Gary Story will resign as President and Chief Operating Officer of Six Flags and become a special advisor to the Company's Chairman and Chief Executive Officer. The transition to his new position is expected to occur at the end of 2003.

           In connection with Mr. Story's position-change, the Company has added a fifth Executive Vice President. Four of the Executive Vice Presidents have responsibility for the operations of the Company's parks in various regions, and the fifth has oversight responsibility for in-park revenue systemwide. The Executive Vice Presidents will report directly to the Chief Executive Officer.

           Kieran E. Burke, Chairman and Chief Executive Officer of the Company, stated "Over the past twenty years, Gary Story has made an immeasurable contribution to our Company's growth and development. We are very gratified that he will continue to be an active part of our group in a new role that will give him the time and flexibility to properly address his type I diabetes and to spend more time with his family."

           Six Flags, Inc. is the world's largest regional theme park company, with thirty-nine parks in markets throughout North America and Europe.



This release and prior releases are available on the KCSA Public Relations Worldwide website at www.kcsa.com.